Filed with the Securities and Exchange Commission on October 16, 1996


                        REGISTRATION NO. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                         _____________
                            FORM S-3
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933
                         _____________
                       PARACELSIAN, INC.
     (Exact Name of Registrant as Specified in Its Charter)

     Delaware                            16-1399565
(State or Other Jurisdiction             (I.R.S. Employer
of Incorporation or                       Identification
Organization)                              Number)

                   222 Langmuir Laboratories
                    Cornell Technology Park
                     Ithaca, New York 14850
                         (607) 257-4224
      (Address, Including Zip Code, and Telephone Number,
    Including Area Code, of Registrant's Executive Offices)
                 _____________________________
                        Keith A. Rhodes
                       Paracelsian, Inc.
                   222 Langmuir Laboratories
                    Cornell Technology Park
                     Ithaca, New York 14850
                         (607) 257-4224
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                      of Agent for Service)

          Please send copies of all correspondence to:

                      George Lander, Esq.
               Morse, Zelnick, Rose & Lander, LLP
                        450 Park Avenue
                 New York, New York 10022-2605
                  Telephone No. (212) 838-4175
                     Fax No. (212) 838-9190

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                      ____________________

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box .

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box .


                 CALCULATION OF REGISTRATION FEE

TITLE OF EACH        AMOUNT TO BE   PROPOSED      PROPOSED        AMOUNT OF
CLASS OF SECURITIES  REGISTERED     MAXIMUM       MAXIMUM         REGISTRATION
TO BE REGISTERED                    OFFERING      AGGREGATE       FEE
                                    PRICE         OFFERING
                                    PER SHARE(1)  PRICE (1)

Common Stock         683,333        $2.6875       $1,836,457.44   $633.26


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on the NASDAQ Small-Cap System on October 7, 1996 of $2.6875.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 1996
PROSPECTUS
683,333 Shares
PARACELSIAN, INC.
Common Stock, $.01 Par Value
________________
     This Prospectus relates to the public offering of shares of common stock (the "Shares") of Paracelsian, Inc. (the "Company") which may be offered by certain shareholders (the "Selling Shareholders"). The Shares were issued by the Company to the Selling Shareholders in September of 1996 pursuant to a private placement. The Shares may be offered from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). To the extent required, information regarding the specific Shares to be offered and sold, the names of the Selling Shareholders, the public offering price, the names of any such broker/dealer or agent and any applicable commissions or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus supplement. See "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company.
_________________________________
THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
See "Risk Factors" at page 5.
_________________________________
     The Shares are traded over-the-counter and are quoted through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the Small Cap Market System under the symbol "PRLN." On October 7, 1996 the last sales price of the Shares on the NASDAQ Small Cap System was $2.6875.
______________________________________
     The Selling Shareholders and any broker/dealers or agents that participate with the Selling Shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(ii) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
______________________________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
 IS A CRIMINAL OFFENSE.

The date of this Prospectus is October       , 1996.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.




AVAILABLE INFORMATION

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

     The Common Stock of the Company is quoted through NASDAQ on the SmallCap Market System, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference: (1) the Company's Annual Report on Form 10-KSB, as amended (the "Form 10-KSB") for the fiscal year ended September 31, 1995 filed pursuant to the Exchange Act, (2) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1995 filed pursuant to the Exchange Act, (3) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996 (the "March 10-QSB") filed pursuant to the Exchange Act, (4) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996 filed pursuant to the Exchange Act, (5) the Company's Proxy Statement filed with respect to its Annual Meeting held on April 12, 1996 filed pursuant to the Exchange Act, and (6) the description of the Company's Common Stock contained in its Registration Statement on Form S-1 (the "Form S-1") filed with the Commission on December 27, 1991.

     Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Paracelsian, Inc., 222 Langmuir Laboratories, Cornell Technology Park, Ithaca, New York 14850,
(607) 257-4224, Attention: Arthur A. Koch, Jr., Chief Financial
Officer.


RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider, among other things, the following factors before a decision is made to purchase any shares of Common Stock.

     Limited Operating History.   Although the Company commenced
operations in April 1991, its first year having sales revenue was fiscal 1994. Revenues in the first nine months of fiscal 1996 were approximately $33,500 compared to approximately $294,000 for the first nine months of fiscal 1995. Revenues for fiscal 1995 and 1994 were approximately $305,690 and $74,000, respectively. Fiscal 1995 revenues were primarily attributable to licensing fees from one contract. Future revenues will be derived from sales of the Company's products that are currently under development and royalties in connection with licensing of its technology. There can be no assurance that the Company will be able to attain such revenues in sufficient amounts to achieve profitable operations. Results of operations in the future will be influenced by numerous factors, including market acceptance of the Company's products, the ability of the Company to develop and manage the introduction of new products, competition and the ability to control costs.

     Additional Financing Requirements and Access to Capital
Funding.    The Company believes that the net proceeds of
approximately $2,030,500 from its private placement to the Selling Shareholders and its current cash on hand will satisfy its cash needs through October 1997 even if the Company's operations do not generate any significant revenues. While the Company hopes to begin generating revenues from the commercialization and sale of certain products in March 1997, there can be no assurance that such will be the case, and even if such is the case, such revenue is not expected to result in positive cash flow for the Company in fiscal 1996 or fiscal 1997.
 The Company has expended and will continue to expend in the future substantial funds for the research and development of its products, and to market such products. The Company may require additional funds for these purposes. No assurance can be given that funds will be available for the Company to finance its development on acceptable terms, if at all. If adequate funds are not available from operations or sources of financing, the Company's business will be materially adversely affected.

     Supply of Herbs.   The Company obtains its herbs, including
those herbs which the Company uses in its products, from suppliers in China and India with which it does not have long term contracts. While the Company believes its relationship with these suppliers is good, no assurance can be given that the Company will be able to continue to obtain herbs from such suppliers in the future. While the Company believes new suppliers could be found, a termination of these relationships could disrupt the Company's marketing and sales of its products.

     Manufacture of Products.   The Company currently intends to
subcontract the manufacture of its products with a manufacturer who has produced trial runs of certain products of the Company. However, the Company does not have any long term agreement with such manufacturer. While there are numerous sources to which the Company can turn to manufacture these products, since the Company initially expects to manufacture small quantities, if the Company's relationship with this manufacturer were to terminate, locating a substitute manufacturer could be time consuming and expensive which could disrupt the Company's marketing and sale of such products.

     Supply of Additional Herbal Extracts Under License
Agreement.   The Company has received 2,800 out of a total of
approximately 10,000 herbal extracts it expects to receive under its license agreement with the Institute of Nutrition and Food Hygiene of the Chinese Academy of Preventive Medicine. While the Company expects to obtain the remaining extracts, the inability of the Company to obtain these extracts could have a material adverse affect on the Company's future business. However, the Company's current inventory of herbal extracts will adequately supply the Company's activities for the next several years.

     Uncertainty of Product Market.   The Company's success will
be dependent upon market acceptance of its products. Market acceptance of new products and methodologies requires substantial time and effort and is subject to various risks. To date, the Company has not achieved large sales of its products and there can be no assurance that the Company will achieve market acceptance of its products or that significant sales levels will be achieved and/or maintained.

     Technological Change, Obsolescence, Competition.   The
biotechnology industry is subject to rapid and significant technological change. Competitors of the Company engaged in all areas of biotechnological development in the United States and abroad are numerous and include, among others, major industrial companies, specialized firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or which would render the Company's technology and products obsolete or non-competitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in commercially producing and marketing their products.
Accordingly, the Company's competitors may succeed in commercially producing and marketing their products more rapidly than the Company.

     Government Regulation. The sale by the Company of Chinese herbs or natural products derived solely from such herbs are not currently required to be approved by the Food and Drug Administration (the "FDA") or other Federal regulatory agencies. However, the labeling of such products is regulated by the FDA. In addition, extracts of the Chinese herbs and pure compounds with biological activity identified from these herbs may be subject to FDA or other regulatory authorities and would require extensive testing and validation procedures before they could be sold.

     The Company's diagnostic test developed from the IN
VITRO-CPA (trademark) ELISA kit will be subject to FDA or other regulatory approval if it is used in clinical diagnostics. This test may be classified by the FDA as a Class III medical device,automatically requiring an FDA-approved pre-market approval application ("PMA") prior to commercial marketing and distribution in the clinical diagnostic market. The Company will not be able to commercialize a medical diagnostic test classified by the FDA as a Class III medical device until the FDA approves a PMA for the product.

     In addition, due to the nature of the Company's products it is likely that the Company could become subject to further governmental regulation in the future.

     Dependence on Key Personnel.   The Company's success is
dependent on certain key management and scientific personnel. Competition for qualified employees among biotechnology companies is intense, and the loss of key personnel, or the inability to attract and retain the additional highly skilled employees
required for the expansion of the Company's activities, could adversely affect its business. There is currently no employment agreement between the Company and Dr. Babish and, although the relationship between the parties is good, there can be no assurance that Dr. Babish will continue to work in his current capacity with the Company. See "Executive
Compensation--Employment Agreement" in Form 10-KSB.
     Unpredictability of Patent Protection; Proprietary
Technology.   Certain of the technologies utilized in the
Company's products are proprietary. The Company believes that patent protection of materials or processes it develops and any products that may result from the Company's research and development efforts are important to the possible commercialization of the Company's products. The Company currently has three US patent applications and three foreign applications that are pending. In the 1995 fiscal year, the Company filed for US patent protection regarding the use of compounds identified from two of its traditional Chinese medicine extracts and for another patent describing an improved
Ah-IMMUNOASSAY (Trademark) technology. In addition, the Company filed for patent protection in Europe and Canada on its findings of increased presences of cyclin-dependent kinases protein in cells that are exposed to carcinogenic chemicals. However, there can be no assurance that the Company's pending applications will be issued as patents or that any of its issued patents will afford adequate protection to the Company or its licensees. Further, there can be no assurance that any patents that have been or may be issued will provide the Company with significant protection from competitors. Other private and public entities may file applications for patents and other proprietary rights to technology which could be harmful to the commercialization of the Company's products. The ultimate scope and validity of patents which are now owned by or which may be granted to third parties in the future, the extent to which the Company may wish or be required to acquire rights under such patents, and the cost or availability of such rights cannot be determined by the Company at this time. In addition, the Company also relies on unpatented proprietary technology in the development and commercialization of its products. There is no assurance that others may not independently develop the same or similar technology or obtain access to the Company's proprietary technology or disclose such technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology. See "Business--Patent Applications and Proprietary Technology" in
Form 10-KSB.

     The patent positions of biopharmaceutical and biotechnology firms, as well as of academic and other research institutions, are uncertain and involve complex factual and legal questions. Accordingly, no firm predictions can be made regarding the allowance, breadth or enforceability of claims in these applications or others that may be filed by the Company. Cornell Research Foundation, Inc. and the Company believe that they have the sole and exclusive rights in the technologies underlying the Company's products. The Company would vigorously defend any attempt by any individuals to assert any rights in such technologies. Although Cornell Research Foundation, Inc. has substantial resources to legally enforce its patent rights, there can be no assurance that it will do so. If Cornell Research Foundation, Inc. elects not to enforce its patent rights in the technologies underlying the Company's products, the Company has the right under the License Agreement to seek to enforce those rights. See "Business--Exclusive License Agreement with Cornell Research Foundation, Inc." in Form 10-KSB. However, in such event, there can be no assurance that the Company will have the financial resources to do so. In addition, although all of the Company's employees are parties to confidentiality agreements which are intended to protect the Company's proprietary technology, there can be no assurance that any of such employees will not compromise any of the Company's proprietary rights.

     Certain of the research activities relating to the development of the technologies underlying the Company's products were funded by grants from the United States government. When the United States government participates in the funding of research activities, it retains certain rights, which include the retention of a royalty free license to use the technologies for governmental purposes.

     Uncertainty of Results of Clinical Trials of PN355 for AIDS
and PN27,1 for Cancer.   There can be no assurance that the
clinical trials for toxicity of the Company's compounds PN355 for AIDS and PN27,1 for Cancer will be successful. The outcome of the trials cannot be predicted. The lack of success of the trials, as well as that of future trials, can have an adverse affect on the Company's business and prospects.

     Legal Proceedings.   In June 1993, a suit was commenced by
certain individuals against the Company and a current and former officer of the Company whereby the plaintiffs allege, among other things, prior to the Company's incorporation, a partnership had been formed by such individuals to utilize certain technology in order to commercialize certain products which the Company was developing at that time. The Company never commercialized any such products and the Company is no longer utilizing and has no interest in such technology to commercialize future products. Damages, an accounting and an injunction are being sought against the Company. By decision dated September 14, 1994, the court dismissed certain of the plaintiffs' claims against the Company while permitting a claim seeking damages for unfair competition, an accounting and injunctive relief to proceed. The Company has appealed the court's failure to dismiss the remaining claims and such appeal is pending. While the Company believes that the suit against it is without merit and continues to vigorously contest the allegations, there can be no assurance that the Company will be successful in its defense of the allegations. If the plaintiffs are successful in the action against the Company, the Company's financial position could be materially adversely affected. See "Legal Proceedings" in Form 10-KSB.

     Product Liability. The testing, marketing and sale of biotechnology products assumes an inherent risk of product liability. There can be no assurance that product liability claims will not be asserted against the Company. The Company has product liability insurance coverage in the aggregate amount of $1,000,000; however, there can be no assurance that such coverage will be sufficient for the Company's needs.

     Control by Directors, Officers and Employees.   The
directors, officers and employees of the Company beneficially own or have voting control over 1,861,416 shares of Common Stock (including 410,300 shares subject to currently exercisable stock options and redeemable common stock purchase warrants (the "Redeemable Warrants"), issued pursuant to a warrant dividend by the Company declared on June 28, 1993 to the holders of record of the Common Stock on September 8, 1993), or approximately 15.4% of the Company's outstanding shares of Common Stock. Such directors, officers and employees are therefore in a position to significantly influence the election of the Company's directors and thereby select management and direct policies of the Company. Cornell Research Foundation, Inc., the owner of approximately 2.3% of the Company's outstanding shares of Common Stock, has expressed in the license agreement between the Company and Cornell Research Foundation, Inc., an intention to maintain a passive non-voting position with respect to its stockholdings and has acted accordingly up to this time. If this intention continues, directors, officers and employees of the Company will effectively control a greater percentage of the vote than reflected by their equity position in the Company. See "Security Ownership of Certain Beneficial Owner and Management" in Form 10-KSB.

     Volatility of Share Price.   The market price of the
Company's Common Stock since the initial public offering has been volatile. As recently as September 1995, the market price of the Company's Common Stock was $8.00 per share while in January 1996 the market price of the Company's Common Stock was $1.00 per share. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, the results of clinical testing, patent or proprietary rights, developments or other matters may have a significant impact on the market price of the Common Stock. See "Market for Common Equity and Related Stockholder Matters" in Form 10-KSB.

     Non-payment of Cash Dividends.   The Company has not paid
any cash dividends and it is unlikely that the Company will pay any cash dividends in the foreseeable future. Earnings, if any, will be retained by the Company for further development and expansion of its business. There can be no assurance that the Company will ever pay cash dividends.

     Effects of Issuance of Preferred Stock.   The Company's
Articles of Incorporation authorized the issuance of up to 1,000,000 shares of preferred stock on terms which may be fixed by the Company's Board of Directors without further shareholder action. While the Company has previously issued shares of preferred stock, as of the date of this Prospectus the Company has no shares of preferred stock outstanding. The terms of any future series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock. See "Description of Securities" in the Form S-1.


RECENT DEVELOPMENTS

Private Placement Financings.

I. In September 1996, the Company completed a private placement financing to the Selling Shareholders for approximately
$2,050,000 in which it issued:

1)   683,333 shares of Common Stock;

2) Warrants to purchase 372,727 shares of Common Stock at an exercise price of $4.00 per share, of which the right to purchase 300,000 shares of Common Stock is not immediately exercisable and is void after the fifth anniversary of the date on which they first become exercisable and of which the right to purchase 72,727 shares of Common Stock is immediately exercisable and void after September 30, 2001; and

3) Warrants to purchase 310,606 shares of Common Stock at an exercise price of $4.50 per share, of which the right to purchase 250,000 shares is not immediately exercisable and is void after the fifth anniversary of the date on which they first become exercisable and of which the right to purchase 60,606 shares is immediately exercisable and void after September 30, 2001.

The Selling Shareholders have certain rights to require the Company to register the shares of Common Stock underlying the warrants.

     The Company intends to use the proceeds of the private placement for product launch expenses, working capital and research and development..

II. In June and July 1996, the Company completed a private placement to certain investors including the Selling Shareholders for approximately $2.25 million in which it issued:

1)  825,001 shares of Common Stock;

2) Warrants to purchase 825,001 shares of Common Stock at an exercise price of $3.25 per share, of which the right to purchase 550,000 shares of Common Stock is not immediately exercisable and is void after the fifth anniversary of the date on which they first become exercisable and of which the right to purchase 275,000 shares is immediately exercisable and void after June 26, 2001; and

3) Warrants to purchase 375,001 shares of Common Stock at an exercise price of $4.50 per share, of which the right to purchase 250,000 shares is not immediately exercisable and is void after the fifth anniversary of the date on which they first become exercisable and of which the right to purchase 125,001 shares is immediately exercisable and void after June 26, 2001.

The investors have certain rights to require the Company to register the shares of Common Stock underlying the warrants.

     The Company used the proceeds of the private placement for working capital and research and development.

Appointment of New Directors.

     On June 21, 1996 the Company expanded the Board of Directors to nine members and elected, effective as of July 15, 1996, the following directors:

     William Warwick was elected to the Board for a term that expires at the next Annual Meeting. Mr. Warwick is President and Chief Executive Officer of AT&T China, where he has worked for over the past five years. From January 1995 to date, Mr. Warwick has served as a consultant to the Board of Directors on management and operational issues for which he was granted an option to purchase 5,000 shares of Common Stock at $2.50 per share. Mr. Warwick is 62 years of age.

     Jack O'Reilly was elected to the Board for a term that expires at the 1998 Annual Meeting. From August 1993 to date he has been a director and President of Vectorpharma International Corporation, a pharmaceutical-bio-technology related concern. From November 1992 to date, Mr. O'Reilly has been a self-employed consultant on pharmaceutical and healthcare issues. From 1987 to November 1992 Mr. O'Reilly was Senior Director, Corporate and Business Development for Syntex Corporation, a pharmaceutical company. Mr. O'Reilly is 53 years of age.

     In accordance with the Company's stock option plan, upon election to the Board of Directors each of Messrs. Warwick and O'Reilly was granted options to purchase 2,500 shares of Common Stock at a price of $3.125 per share (the market price on the date of their election).

Option to Purchase East West Herbs Ltd. ("EWH") and Simultaneous
Loan to EWH.

     On April 3, 1996, the Company made a $340,000 loan to EWH which loan is evidenced by a promissory note and bears interest at a floating LIBOR rate (the "Loan"). The principal of the Loan is to be repaid in eight equal quarterly installments beginning October 3, 1997. Interest on the Loan is payable quarterly in arrears. The Loan is secured by all of the assets of EWH, which security interest is second in priority to an existing bank security interest. The Company has a right to appoint one member of the Board of Directors of EWH for so long as any amount of the Loan is outstanding.

     In consideration of the making of the Loan and a non-refundable payment of $20,000, the shareholders of EWH granted to the Company an option to acquire all of the outstanding shares of EWH (the "Option") for an amount equal to $780,000 in cash and that number of shares of common stock of the Company valued at the higher of (a) $2.75 or (b) the average closing price of such common stock for the 15 trading days prior to the exercise of the Option, as shall equal $2,400,000. The Option may be exercised by the Company at any time prior to April 3, 1997.

     EWH is one of the largest marketers and distributors of traditional Chinese medicines ("TCM") in the United Kingdom, with sales of approximately (british pound sterling) 1 million for the fiscal year ended March 31, 1996. EWH acts as an advisor to both pharmaceutical firms and government agencies in setting the herbal quality standards for TCM in the United Kingdom. See "Item 7-Subsequent Events" in the Notes to Consolidated Financial Statements in the March 10-QSB.

Clinical Trial of the Company's Compounds  PN355 and PN27,1.

     In January 1996, the Company began a clinical trial for toxicity of its compound, PN355 for AIDS. The compound is the first of the Company's extracts that has already been identified through the Company's proprietary screening technology to have potential, positive therapeutic effects to undergo such trials. PN355 was patented in December 1994. It has reached human safety testing in a very short time primarily because of the Company's access to the documented historical use in traditional Chinese medicine of the herb from which PN355 has been isolated. Results of this trial are expected in the fourth quarter of 1996. There is no assurance that the results of this trial will be successful.

     In March 1996, the Company began a clinical trial for toxicity of its compound, PN27,1 for Cancer. The compound is the second of the Company's extracts that has already been identified through the Company's proprietary screening technology to have potential, positive therapeutic effects to undergo such trials. Because of preliminary promising results of the trial, the trial has been expanded to include 300 patients. Results of the trial are expected in the first half of 1997. There is no assurance that the results of the trial will be successful.

SELLING SHAREHOLDERS

The following table shows the names of the Selling Shareholders, the Shares owned beneficially by each of them, as of October 7, 1996, the number of Shares that may be offered by each of them pursuant to this Prospectus and the number of Shares and percentage of outstanding Shares to be owned by each of them after the completion of this Offering, assuming all of the Shares being offered are sold. None of the Selling Shareholders was an officer or director of the Company or, to the knowledge of the Company, had any material relationship with the Company within the past three years.

                                                                                Percentage of
                         Number of                                              Shares
                         Shares             Number of       Number of Shares    Beneficially
                         Beneficially       Shares that May Benefically Owned   Owned After
Selling Shareholders     Owned              Be Sold         After the Offering  the Offering

The Travelers Ins. Co.   1,100,000 (1)      550,000         550,000 (1)         4.7%

Davin Capital, LP        325,001 (2)        50,000          275,001 (2)         2.3%

Doran Capital            391,667 (3)        83,333          308,334 (3)         2.6%
Management, LP







_________________________
(1) Does not include warrants not exercisable within 60 days of the effective date of this offering to purchase 550,000, 500,000 and 300,000 shares of the Company's Common Stock at $3.25, $4.50 and $4.00 per share, respectively.
(2) Includes warrants exercisable within 60 days of the effective date of this offering to purchase 91,667, 64,394 and 27,273 shares of the Company's Common Stock at $3.25, $4.50 and $4.00 per share, respectively.
 (3) Includes warrants exercisable within 60 days of the effective date of this offering to purchase 91,667, 79,546 and 45,454 shares of the Company's Common Stock at $3.25, $4.50 and $4.00 per share, respectively.



PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from this Offering. The Shares may be offered from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). The Selling Shareholders and any broker/dealers or agents that may participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such broker/dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered, the names of the Selling Shareholders, the public offering price, the names of any broker/dealers or agents, and any applicable commissions or discounts with respect to any particular offer.

     In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

     The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares other than selling commissions. The expenses payable by the Company are estimated to be $19,500.


CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BY-LAWS

     Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may also be indemnified against expenses incurred in connection with a derivative suit if such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation. Article TENTH of the Company's Certificate of Incorporation entitles officers and directors of the Company to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time. In addition, Article NINTH of the Company's Certificate of Incorporation limits a director's liability to the Company or to any stockholder for monetary damages for breaches of fiduciary duty as a director to the full extent permitted by Section 102 of the DGCL, and the same may be supplemented or amended from time to time.

     The Certificate of Incorporation and By-Laws of the Company contain certain provisions that may enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and may have the effect of delaying, deferring or preventing a future takeover or change of control of the Company. Such provisions also may have the effect of rendering changes in the Board of Directors and management of the Company more difficult.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The By-Laws of the Company provide for the classification of the Board into three classes serving staggered three-year terms.
There are currently nine directors.

     The By-Laws of the Company also provide that a vacancy on the Board of Directors occurring from an increase in the number of directors or otherwise may be filled by the vote of a majority of directors then in office, though less than a quorum.


LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022. Members of the firm own in the aggregate options to purchase 50,000 shares of Common Stock of the Company, none of which are currently exercisable.

EXPERTS

     The Company's annual report on Form 10-KSB, as amended for the fiscal year ended September 30, 1995 incorporated by reference in this prospectus and elsewhere in the registration statement has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

______________________

TABLE OF CONTENTS
                                                  Page
Available Information                             3
Incorporation of Certain Documents
  by Reference                                    3
Risk Factors                                      5
Recent Developments                               9
Selling Shareholders                              12
Plan of Distribution                              13
Certain Provisions of the Certificate
  of Incorporation and By-Laws                    13
Legal Matters                                     14
Experts                                           14





683,333 Shares of Common Stock












Paracelsian, Inc.


______________________

PROSPECTUS
______________________

October       , 1996




PART II
INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     Expenses in connection with the issuance and distribution of the securities being registered hereunder other than underwriting commissions and expenses, are estimated below.

SEC Registration Fee          $     633.26
Printing expenses             $   1,000.00*
Accounting fees and expenses  $  10,000.00*
Legal fees and expenses       $   7,500.00*
Miscellaneous expenses        $     366.74*

      Total                   $  19,500*

* estimated

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

     The Company's Certificate of Incorporation provides as follows:

      "NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     TENTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."


Item 16.  Exhibits

Exhibit No.    Description

5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP as to legality of the securities being registered.**

23.1 Consent of Arthur Andersen LLP**

23.3 Consent of Morse, Zelnick, Rose & Lander, LLP     (included
in Exhibit 5.1)

25.1 Power of Attorney**
_____________
**   Filed herewith.


Item 17.  Undertakings

     A.   The undersigned Registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on the 15th day of October 1996.

                              PARACELSIAN, INC.



                              By:  /s/Keith A. Rhodes,
                                   Chairman of the Board,
                                   President and Chief Executive
                                   Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith A. Rhodes, George Lander, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures               Title                         Date

/s/ Keith A. Rhodes      Chairman of the Board,        October 15, 1996
Keith A. Rhodes          President and Chief
                         Executive Officer

/s/ John B. Babish       Vice President of Science,    October 15, 1996
John B. Babish           Secretary and Director


/s/ Arthur A. Koch, Jr   Vice President and            October 15, 1996
Arthur A. Koch, Jr.      Chief Financial Officer


______________________   Director                      October  , 1996
T. Colin Campbell


______________________   Director                      October  , 1996
Michael A. Gallo


______________________   Director                      October  , 1996
Bruce Hawley


/s/ James Nichols        Director                      October 15, 1996
James Nichols


/s/ Theodore P. Nikolis  Director                      October 15, 1996
Theodore P. Nikolis


_______________________  Director                      October   , 1996
William Warwick


/s/ Jack O'Reilly        Director                      October 15, 1996
Jack O'Reilly

EXHIBIT 5.1

MORSE,  ZELNICK,  ROSE  &  LANDER
 A LIMITED LIABILITY PARTNERSHIP

450 PARK AVENUE
NEW YORK, NEW YORK 10022-2605
(212) 838-1177
FAX (212) 838-9190


October 15, 1996


Paracelsian, Inc.
222 Langmuir Hall
Cornell Technology Park
Ithaca, New York

               Re: Registration Statement on Form S-3
Dear Sirs:

     We have acted as counsel to Paracelsian, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the sale by certain selling shareholders of 683,333 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company.

     In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing we are of the opinion that:

     Each share of Common Stock included in the Registration
Statement has been duly and validly issued and is fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5A to the Registration Statement. In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

     Very truly yours,

     /s/ Morse, Zelnick, Rose & Lander, LLP

     Morse, Zelnick, Rose & Lander, LLP

EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT


     As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement.

                              _________________________
                                    Arthur Andersen LLP

Rochester, New York
October 15, 1996